Exhibit 10.1

August 26, 2020

[                    ]

[                    ]

Dear [                    ]:

We are pleased to inform you that given your overall importance to the organization, Shiloh Industries, Inc. (the “Company”) has selected you to participate in a Key Employee Retention Program (“KERP”), pursuant to which you will receive payment of a retention incentive award (the “Retention Incentive”), subject to the terms and conditions of this letter agreement. This letter agreement sets forth the terms and conditions of this KERP program and the Retention Incentive, including the requirements that must be met in order to receive and retain the Retention Incentive. In order to receive the Retention Incentive, you must countersign this letter agreement indicating your acceptance of its terms and return it to Scott Pepin, Senior Vice President – Human Resources, no later than August 28, 2020. The details of the Retention Incentive are as follows:

1)	Your Retention Incentive is $[ ] and will be paid in a lump sum on August 28, 2020, provided that you have delivered a countersigned copy of this letter agreement to the Company.

2)

You agree to remain employed with the Company through the “Retention Period,” which begins on the date of this letter agreement and ends on the earlier of (a) the Closing Date (as defined below) or (b) December 31, 2020. If, prior to the end of the Retention Period, you voluntarily terminate your employment for any reason or your employment is terminated by the Company or any of its subsidiaries for cause (as reasonably determined by the Company), you will forfeit your entitlement to the Retention Incentive and will repay to the Company or any of its subsidiaries the full, aggregate amount of the Retention Incentive before the date on which the Company or its subsidiary pays your final wages. If the Company terminates your employment for reasons other than cause prior to the end of the Retention Period, you will not be required to repay any portion of the Retention Incentive to the Company. For purposes of this letter agreement, “Closing Date” will mean the date on which a Change in Control as defined in Section 12(c) of the Shiloh Industries, Inc. 2019 Equity and Incentive Compensation Plan occurs. Also, for purposes of this letter agreement, “cause” will include, but not be limited to, your failure to provide satisfactory performance and cooperation as set forth in this letter agreement.

3)

We require your satisfactory performance and cooperation as determined by the scope of your duties, as well as carrying out any other responsibilities that may be assigned to you, in a thorough and professional manner.

4)

The Company or its relevant subsidiary may withhold from the Retention Incentive all taxes as may be required to be withheld pursuant to any law or governmental regulation or ruling. Notwithstanding any other provision of this letter agreement, neither the Company nor any of its subsidiaries will be obligated to guarantee any particular tax result for you with respect to the Retention Incentive, and you will be responsible for any taxes imposed on you with respect to the Retention Incentive.

5)

The provisions of this letter agreement are confidential. You agree that you will not disclose the existence or terms of this letter agreement and your Retention Incentive or any confidential information obtained by you with respect to the Company’s business with anyone except you may disclose the existence and terms of the Retention Incentive with your family, if any, or your attorney, financial advisor and/or tax advisor to the extent necessary for such attorney or advisor to render appropriate legal, financial and tax advice. In the event you disclose any of the terms

47632 Halyard Drive, Plymouth, MI 48170    O (+1) 734.738.1400    F (+1) 734.738.1480

of your Retention Incentive to your family, attorney, financial advisor and/or tax advisor, it is your duty to advise such persons of the confidential nature of the Retention Incentive and to direct them not to disclose, publicize, or discuss any of the terms or conditions of the Retention Incentive with any other person. Any unauthorized disclosure of the existence or terms of this letter agreement will render this letter agreement null and void.

6)

This letter agreement replaces and supersedes (i) the recognition award that is the subject of the letter agreement, dated [                    ], between you and the Company (the “Recognition Award Letter”), (ii) your rights under the Shiloh Industries, Inc. Change in Control Severance Plan and the Participation Agreement, dated [                    ], between you and the Company (together with the Change in Control Severance Plan, the “CIC Plan and Agreement”), (iii) your rights to severance pay under the Executive Employment Agreement, dated [                    ], between you and the Company (the “Employment Agreement”) and [(iv) any other severance benefits to which you are entitled from the Company or any of its subsidiaries (the “Severance Benefits”)][1]. Effective as of the date on which you countersign this letter agreement, you agree that any right under the Recognition Award Letter and the CIC Plan and Agreement and your rights to severance pay under the Employment Agreement [and the Severance Benefits][2] are forfeited.

7)

This letter agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts [the Recognition Award Letter, the CIC Plan and Agreement and the severance pay rights and obligations under the Employment Agreement [and the Severance Benefits]][3] any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. All decisions to be made with respect to the payment of any amounts under this letter agreement will be made by the Company in its reasonable, good faith discretion. In the event you are not paid the Retention Incentive on August 28, 2020 in accordance with the terms of this letter agreement, you may cancel this letter agreement in its entirety by providing written notice to Scott Pepin, Senior Vice President—Human Resources, by September 4, 2020, and upon such cancellation, this letter agreement will be null and void and all rights and obligations under it, including your right to the Retention Incentive, will terminate. Amounts that become payable under this letter agreement will be made by the Company from its general assets and represent unfunded, unsecured obligations of the Company.

Please be aware that this letter agreement does not constitute an offer or guarantee of employment or continued employment with the Company or any of its subsidiaries or affiliates. Please indicate your agreement to the terms set forth herein by executing this letter agreement in the space provided below.

Sincerely,

Cloyd Abruzzo

Cloyd Abruzzo

Interim Chief Executive Officer

[1]	To be included for employees at Vice President-level and above.
[2]	Reference to Severance Benefits to be included for employees at Vice-President-level and above.
[3]

To be included and updated if employee received a Recognition Award Letter, a Participation Agreement or an Employment Agreement. Reference to Severance Benefits to be included for employees at Vice-President-level and above.

47632 Halyard Drive, Plymouth, MI 48170    O (+1) 734.738.1400    F (+1) 734.738.1480

ACCEPTED AND AGREED:

By:
[ ]

Date:

47632 Halyard Drive, Plymouth, MI 48170    O (+1) 734.738.1400    F (+1) 734.738.1480